As filed with the Securities and Exchange Commission on August 18, 2009

Registration No. 333-159631

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

OREGON	7373	93-0786033
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DEAN M. FREED

Vice President and General Counsel

Mentor Graphics Corporation

8005 SW Boeckman Road

Wilsonville, Oregon 97070-7777

(503) 685-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman, Esq. Jamie K. Leigh, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	Stanton D. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP 50 Fremont Street San Francisco, California 94105 (415) 983-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-159631

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-effective Amendment No. 1 to Mentor Graphics Corporation’s Registration Statement on Form S-4 (Registration No. 333-159631) originally filed with the Securities and Exchange Commission on June 1, 2009, as amended by Amendment No. 1, filed July 1, 2009, as amended by Amendment No. 2, filed July 13, 2009, and as amended by Amendment No. 3, filed July 14, 2009, is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3 and 23.6 filed herewith. No changes have been made to Part I or Part II of the Registration Statement other than Item 21(a) of Part II as set forth below.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of May 6, 2009, by and among the Registrant, Fulcrum Acquisition Corporation and LogicVision, Inc. (included as Annex A to the proxy statement/prospectus).*

3.1	1987 Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3A to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 (SEC File No. 000-13442)).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3C to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (SEC File No. 000-13442)).

4.1	Indenture, dated as of August 6, 2003, between the Registrant and Wilmington Trust Company related to Floating Rate Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed on October 22, 2003 (SEC File No. 333-109885)).

4.2	Registration Rights Agreement, dated as of August 6, 2003, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Fleet Securities, Inc., and Needham & Company, Inc. (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on October 22, 2003 (SEC File No. 333-109885)).

4.3	Indenture, dated as of March 3, 2006, between the Registrant and Wilmington Trust Company related to 6.25% Convertible Subordinated Debentures due 2026 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2006 (SEC File No. 000-13442)).

4.4	Registration Rights Agreement, dated as of March 3, 2006, between the Registrant and Merrill Lynch, Pierce Fenner & Smith Incorporated, Banc of America Securities LLC and UBS Securities LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2006 (SEC File No. 000-13442)).

5.1†	Legal opinion of Dean M. Freed.

8.1†	Tax opinion of Latham & Watkins LLP.

8.2†	Tax opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.3	Tax opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Support Agreement between the Registrant and certain stockholders of LogicVision, Inc., dated as of May 6, 2009 (included as Annex B to the proxy statement/prospectus).

21.1†	Subsidiaries of the Registrant.

23.1†	Consent of Dean M. Freed (included in Exhibit 5.1).

23.2†	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3†	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.2).

23.4†	Consent of KPMG LLP, independent registered public accounting firm.

23.5†	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.6	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.3).

24.1	Power of Attorney (see pages II-5 to II-6 of the original filing of this Form S-4).

99.1†	Form of Proxy of LogicVision, Inc.

99.2	Opinion of Needham & Company, LLC, financial advisor to LogicVision, Inc. (included as Annex C to the proxy statement/prospectus).

99.3†	Consent of Needham & Company, LLC.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Mentor Graphics hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.
†	Previously filed.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on August 18, 2009.

MENTOR GRAPHICS CORPORATION

By:	/S/ DEAN M. FREED
Name:	Dean M. Freed
Title:	Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Walden C. Rhines	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 18, 2009

* Gregory K. Hinckley	Director, President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2009

* Sir Peter Bonfield	Director	August 18, 2009

Marsha B. Congdon	Director

* James R. Fiebiger	Director	August 18, 2009

* Kevin C. McDonough	Director	August 18, 2009

* Patrick B. McManus	Director	August 18, 2009

* Fontaine K. Richardson	Director	August 18, 2009

*By:	/S/ DEAN M. FREED
Dean M. Freed (Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of May 6, 2009, by and among the Registrant, Fulcrum Acquisition Corporation and LogicVision, Inc. (included as Annex A to the proxy statement/prospectus).*

3.1	1987 Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3A to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004 (SEC File No. 000-13442)).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3C to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (SEC File No. 000-13442)).

4.1	Indenture, dated as of August 6, 2003, between the Registrant and Wilmington Trust Company related to Floating Rate Convertible Subordinated Debentures due 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-3 filed on October 22, 2003 (SEC File No. 333-109885)).

4.2	Registration Rights Agreement, dated as of August 6, 2003, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Fleet Securities, Inc., and Needham & Company, Inc. (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3 filed on October 22, 2003 (SEC File No. 333-109885)).

4.3	Indenture, dated as of March 3, 2006, between the Registrant and Wilmington Trust Company related to 6.25% Convertible Subordinated Debentures due 2026 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2006 (SEC File No. 000-13442)).

4.4	Registration Rights Agreement, dated as of March 3, 2006, between the Registrant and Merrill Lynch, Pierce Fenner & Smith Incorporated, Banc of America Securities LLC and UBS Securities LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 9, 2006 (SEC File No. 000-13442)).

5.1†	Legal opinion of Dean M. Freed.

8.1†	Tax opinion of Latham & Watkins LLP.

8.2†	Tax opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.3	Tax opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Support Agreement between the Registrant and certain stockholders of LogicVision, Inc., dated as of May 6, 2009 (included as Annex B to the proxy statement/prospectus).

21.1†	Subsidiaries of the Registrant.

23.1†	Consent of Dean M. Freed (included in Exhibit 5.1).

23.2†	Consent of Latham & Watkins LLP (included in Exhibit 8.1).

23.3†	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.2).

23.4†	Consent of KPMG LLP, independent registered public accounting firm.

23.5†	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.6	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.3).

24.1	Power of Attorney (see pages II-5 to II-6 of the original filing of this Form S-4).

99.1†	Form of Proxy of LogicVision, Inc.

99.2	Opinion of Needham & Company, LLC, financial advisor to LogicVision, Inc. (included as Annex C to the proxy statement/prospectus).

99.3†	Consent of Needham & Company, LLC.

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Mentor Graphics hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.
†	Previously filed.